                                                                    EXHIBIT 99.1

Explanation of Responses.

(1)  Pursuant to the terms of the Limited Liability Company Agreement of VG
Holdings, LLC ("Holdings"), dated February 11, 2010 (the "LLC Agreement"),
Holdings commenced the process of dissolution on June 30, 2013, including the distribution to its Members (as defined below) of 15,562,558 shares of common stock ("Distributed Shares") of Viasystem Group, Inc. ("Viasystems") of which it was the record holder. The members of Holdings receiving Distributed Shares
(collectively, the "Members" and, individually, a "Member") are (i) Hicks, Muse,
Tate & Furst Equity Fund III, L.P. ("Equity Fund III"); HM3 Coinvestors, L.P.
("HM3 Coinvestors"); Hicks, Muse, PG-IV (1999), C.V. ("PG-IV" and together with
Equity Fund III and HM3 Coinvestors, the "Group 1 HM Members"); HMTF Equity
Fund IV (1999), L.P. ("Equity Fund IV"); HMTF Private Equity Fund IV (1999),
L.P. ("Private Equity Fund IV"); HM 4-P (1999) Coinvestors, L.P. ("HM 4-P"); and
HM4-EQ (1999) Coinvestors, L.P. ("EQ Coinvestors", and together with Equity Fund
IV, Private Equity Fund IV and HM 4-P, the "Group 2 HM Members", and the Group 1
HM Members and the Group 2 HM Members, collectively, the "HM Members"); (ii) GSC
Recovery II, L.P. ("RII") and GSC Recovery IIA, L.P. ("RIIA" and together with
RII, the "GSC Members"); and (iii) TCW Shared Opportunity Fund III, L.P.
(the "TCW Member"). Of the Distributed Shares, Holdings distributed an aggregate of 1,595,482 Distributed Shares to the TCW Member, which are reported on this
Form 4 (the "Reported Shares"). On or around the same reporting date as this
Form 4, Holdings is filing three additional Forms 4 reflecting distributions of the Distributed Shares to the Group 1 HM Members, the Group 2 HM Members and
the GSC Members. Collectively, the four Forms 4 will report all of the
Distributed Shares.